The share transfer described in this press release involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

November 10, 2025

Company	NOK Corporation
Representative	Masao Tsuru, Representative Director, Group CEO
(Securities code: 7240, TSE Prime Market)
Inquiries	Shin Okubo, Head, Investor Relations
(Tel.: +81-3-4362-7655)
Company	Eagle Industry Co., Ltd.
Representative	Tetsuji Tsuru, Representative Director, President
(Securities code: 6486, TSE Prime Market)
Inquiries	Yoshinobu Murata, Senior Operating Officer, General Manager, Corporate Finance & Accounting Office
(Tel.: +81-3-3438-2291)

Execution of Integration Agreement and Preparation of Share Transfer Plan for Management Integration through the Establishment of a Joint Holding Company (Share Transfer) between NOK Corporation and Eagle Industry Co., Ltd.

NOK Corporation (“NOK”) and Eagle Industry Co., Ltd. (“Eagle Industry”; NOK and Eagle Industry are collectively referred to as the “Companies”) hereby announce that they resolved at their respective board of directors’ meetings as of today to establish NOK Group Corporation (the “Joint Holding Company”) as a wholly-owning parent company of the Companies on October 1, 2026 (scheduled) (the “Effective Date”) through a joint share transfer (the “Share Transfer”) (the “Management Integration”). Accordingly, the Companies executed a management integration agreement (the “Management Integration Agreement”) today and jointly prepared a share transfer plan for the Share Transfer (the “Share Transfer Plan”).

The implementation of the Management Integration and the Share Transfer is subject to, among other things, the Companies obtaining the approval of their general meetings of shareholders and the permission and authorization required for the Management Integration.

1.	Background, purpose, and transition method of the Management Integration
(1)	Background of the Management Integration

NOK was established in 1941 as Nippon Bearing Production Co., Ltd., which manufactured and sold rubber oil seals. Since then, NOK has been supplying seal products that are essential not only for the Japanese automobile industry but also for general industrial equipment on a global basis. Since the establishment of NIPPON MEKTRON, LTD. (currently MEKTEC CORPORATION) in 1969, NOK has continued to develop and supply flexible printed circuit boards, which are essential for the proliferation and miniaturization of electronic products such as voltage monitoring components for automotive secondary batteries, in addition to meet the growing demand for cameras, personal computers, mobile phones, smartphones, data centers.

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Eagle Industry was established in 1964 as Nihon Sealol Co., Ltd., when NOK’s mechanical seal manufacturing division became independent. For more than half a century since then, Eagle Industry has expanded its business to contribute to the development of various industries and society through the development, production, and sales of mechanical seals and other equipment, from materials to products, and has firmly established itself as a comprehensive manufacturer of mechanical seals in five (5) business fields: automobiles and construction machinery, general industrial machinery, semiconductors, marine, and aerospace.

A certain level of business relationship has been maintained between the Companies, with NOK acting as a distributor for Eagle Industry’s automotive products in Japan, as well as through raw material purchases and personnel exchanges. However, the business environment surrounding the Companies is characterized by progress in various fields, including the automotive industry, which is the main market for the Companies, toward achieving carbon neutrality as a measure against climate change, and so the Companies share important challenges, such as the development of new products that contribute to the environment and energy conservation for the next-generation mobility and next-generation energy markets, as well as the further expansion of sales channels overseas.

In addition, each company has been conducting their own business activities, including research and development, production, and sales, for their main products, oil seals for NOK and mechanical seals for Eagle Industry, from the viewpoints of their materials and product functionality. However, in light of these changes in the business environment, the Companies have held sincere discussions on their future directions and have concluded that with regard to the “sealing” function of shaft seals in rotating machinery, they share the common goal of providing “sealing solutions” from a comprehensive perspective, and that integrating said activities will enable them to provide products and services that will further improve customer satisfaction and lead to problem-solving in each of their respective business fields. To this end, the Companies reached a final agreement on the Management Integration through the establishment of the Joint Holding Company, based on the shared recognition that the establishment of a unified management structure within the Group would contribute to enhancing the corporate value of both companies and further deepen their business relationship.

(2)	Purpose and synergies of the Management Integration

The Management Integration aims to further enhance corporate value through the efficient and effective mutual use of the management resources of the Companies. The synergies of the integration will be further examined in the integration preparation process, but at present, realization of the following effects is expected.

(i)	Further business growth by optimizing Group resources

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The Companies both focus on seal products as the core of their business, but NOK focuses on oil seals while Eagle Industry focuses on mechanical seals. The application areas, basic technologies, and product characteristics of the Companies’ core products are different, and each company has its own customer base and strengths and know-how in sales, technology, and production. The Management Integration will enable the efficient use of the management resources of the Companies and will provide room for further expansion of sales to their respective customer bases. In addition, in terms of technology, the combination of the Companies’ strengths, from NOK’s organic materials, mainly rubber, to Eagle Industry’s inorganic materials, mainly metals and ceramics, are expected to create growth opportunities through the further expansion of future product portfolio.

(ii)	Strengthened profitability through efficient business management

As the business domains of the Companies are gradually expanding, some overlap has arisen, and the integration will promote more efficient business operations. On the sales side, streamlining of distribution and more efficient operation of sales offices are expected. On the production side, in addition to the effective use of the Companies’ global bases, increased efficiency through means such as expanding the in-house production of tools and molds, which are important production materials, and improving purchasing power accompanying the expansion of scale, are expected to lead to improved profitability.

(iii)	More effective allocation of management resources

With regard to the functions required for the holding company to be established after the Management Integration, indirect departments will be consolidated and integrated to optimize the allocation of Group management resources and improve efficiency.

In addition, the strategic functions integrated into the holding company will plan and execute investment strategies that take a bird’s-eye view of the entire seal business of the Companies and the Group as a whole, promoting business investment, including M&A, and cash flow allocation more strategically with the aim of increasing corporate value.

(3)	Method of transition to holding company structure

NOK and Eagle Industry will establish the Joint Holding Company through a joint share transfer and transition to a holding company structure. As a result, the Companies will become wholly-owned subsidiaries of the Joint Holding Company to be established and will be delisted. As for the shares of the Joint Holding Company to be newly issued to the shareholders of the Companies, the holding company intends to apply for a technical listing on the Tokyo Stock Exchange and be listed on the Prime Market of the Tokyo Stock Exchange, so the plan is to keep the shares substantially listed.

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[After transition] Joint holding company

Joint Holding NOK Eagle Delisted Delisted

(4)	Institutional design of the Joint Holding Company

The institutional design of the Joint Holding Company shall be a company with an audit and supervisory committee.

2.	Outline of the Share Transfer
(1)	Schedule of the Share Transfer
Resolution of the boards of directors to approve the Management Integration Agreement and the Share Transfer Plan (the Companies)	Monday, November 10, 2025 (today)
Execution of the Management Integration Agreement and preparation of the Share Transfer Plan (the Companies)	Monday, November 10, 2025 (today)
Record date for the ordinary general meeting of shareholders (the Companies)	Tuesday, March 31, 2026 (scheduled)
Ordinary general meeting of shareholders to approve the Share Transfer Plan (the Companies)	Late June 2026 (scheduled)
Final trading date on the Tokyo Stock Exchange (the Companies)	Monday, September 28, 2026 (scheduled)
Date of delisting from the Tokyo Stock Exchange (the Companies)	Tuesday, September 29, 2026 (scheduled)
Effective Date (the date of registration of the establishment of the Joint Holding Company)	Thursday, October 1, 2026 (scheduled)
the Joint Holding Company listing date	Thursday, October 1, 2026 (scheduled)

(Note) Shown above is the current schedule, and these dates are subject to change through consultation between the Companies, if necessary, due to the need for such change in carrying out the procedures for the Management Integration and the Share Transfer, or for any other reasons.

(2)	Method of the Share Transfer

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A joint share transfer will be conducted, pursuant to which the Companies will both become the “wholly-owned subsidiaries in the share transfer,” and the Joint Holding Company to be newly established will become the “wholly-owning parent company in the share transfer.”

(3)	Details of allotment pertaining to the Share Transfer (share transfer ratio)
	NOK	Eagle Industry
Share transfer ratio	1.00	1.00
(Note 1)	Details of allotment of shares pertaining to the Share Transfer

One (1) share of the Joint Holding Company’s common stock will be allotted for each share of NOK’s common stock, and one (1) share of the Joint Holding Company’s common stock will be allotted for each share of Eagle Industry’s common stock, respectively. If, as a result of the Share Transfer, there is any fraction of less than one (1) share in the respective numbers of shares of the Joint Holding Company’s common stock that are required to be delivered to the shareholders of NOK or Eagle Industry, the amount corresponding to such fraction of less than one (1) share will be paid to the relevant shareholders in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations. However, the share transfer ratios specified above are subject to change through consultation between the Companies in the event of any material change in the terms and conditions which form the basis of the calculation.

(Note 2)	Number of shares constituting one (1) unit of shares of the Joint Holding Company and handling of shares less than one (1) unit

The number of shares constituting one (1) unit of shares of the Joint Holding Company shall be 100 shares.

The shareholders of NOK and Eagle Industry to whom the shares of the Joint Holding Company are allotted in any number less than one (1) unit (i.e., 100 shares) (“Fractional Shares”) as a result of the Share Transfer will be unable to sell their allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange. However, it is possible for shareholders who may come to hold such Fractional Shares to demand the Joint Holding Company to purchase such Fractional Shares held by them, in accordance with Article 192, Paragraph 1 of the Companies Act.

(Note 3)	Number of new shares to be delivered by the Joint Holding Company (planned)

211,955,258 common shares

The number of shares specified above is calculated based on NOK’ total number of issued shares of 173,138,537 shares (as of September 30, 2025), and Eagle Industry’s total number of issued shares of 49,757,821 shares (as of September 30, 2025).

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As NOK and Eagle Industry are respectively planning that, before the Share Transfer takes effect, they will cancel their treasury shares which are currently held or may hereafter be newly acquired by them, within the range of such treasury shares that can be cancelled in practice (immediately before the Share Transfer takes effect), it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares respectively held by NOK and Eagle Industry as of September 30, 2025 (NOK: 7,435,847 shares, Eagle Industry: 3,505,253 shares).　 In addition, in the Integration Agreement, it has been agreed that NOK may acquire its own common stock as treasury stock up to a total amount of JPY 30 billion by the Effective Date. However, the treasury stock acquired through this acquisition are scheduled to be cancelled, and it is not planned that the shares of the Joint Holding Company will be allotted for the treasury shares. However, since the number of treasury shares to be actually cancelled by the Effective Date has not been determined at present, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

(4)	Treatment of share options and bonds with share options of wholly-owned subsidiaries

The Companies have not issued any share options or bonds with share options.

(5)	Dividends of the Companies based on the record dates prior to the establishment of the Joint Holding Company

It has been agreed that NOK may pay dividends of surplus up to JPY 65 per share of its common stock to shareholders or registered pledgees of shares of NOK’s common stock who are stated or recorded in its final shareholder register as of as of March 31, 2026, and up to JPY 70 per of its common stock to shareholders or registered pledgees of shares of NOK’s common stock who are stated or recorded in its final shareholder register as of September 30, 2026.

It has been agreed that Eagle Industry may pay dividends of surplus up to JPY 65 per share of its common stock to shareholders or registered pledgees of shares of Eagle Industry’s common stock who are stated or recorded in its final shareholder register as of as of March 31, 2026, and up to JPY 70 per of its common stock to shareholders or registered pledgees of shares of Eagle Industry's common stock who are stated or recorded in its final shareholder register as of September 30, 2026.

(6)	Handling of treasury shares and the shares of the Joint Holding Company that are to be allotted to the Companies

As NOK and Eagle Industry are respectively planning that, prior to the Share Transfer taking effect, they will cancel their treasury shares which are currently held or may hereafter newly acquired by them, within the range of such treasury shares that can be cancelled in practice (immediately before the Share Transfer takes effect), it is not planned that the shares of the Joint Holding Company will be allotted for each company's treasury shares.

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However, since the number of treasury shares to be actually cancelled by the Effective Date has not been determined at present, the aforementioned number of new shares to be issued by the Joint Holding Company is subject to change.

Upon the Share Transfer, shares of the Joint Holding Company will be allotted to shares of Eagle Industry held by NOK (14,812,559 shares as of September 30, 2025) in accordance with the share transfer ratio. As a result, NOK will hold shares of the Joint Holding Company, which will become its wholly-owning parent company, but the shares of the Joint Holding Company will be disposed of at a reasonable time on and after the Effective Date, including those paid to the Joint Holding Company as dividends in kind, in accordance with the provisions of the Companies Act. The method of disposal will be announced as necessary as soon as it is determined.

3.	Grounds for details of allotment pertaining to the Share Transfer
(1)	Grounds and reasons for details of allotment

In order to ensure the fairness of the share transfer ratio described in “2. Outline of the Share Transfer (3) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above and other fairness of the Share Transfer, NOK has appointed Daiwa Securities Co. Ltd. (“Daiwa Securities”) as its financial advisor and third-party valuation institution, and Mori Hamada & Matsumoto, a foreign law joint enterprise, as its legal advisor. Eagle Industry has appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party valuation institution, and Nishimura & Asahi (Gaikokuho Kyodo Jigyo), as its legal advisor. As described in “(4) Measures for securing fairness (including measures to avoid conflict of interest)” below, the Companies obtained valuation reports on the share transfer ratio from their respective third-party valuation institutions on November 7, 2025. In addition, as described in “(4) Measures for securing fairness (including measures to avoid conflict of interest)” below, Eagle Industry established the Eagle Industry Special Committee (defined in “(4) Measures for securing fairness (including measures to avoid conflict of interest)” below), which consists entirely of independent members who have no conflict of interest with NOK or Eagle Industry, and obtained a report dated November 7, 2025 from the Special Committee to the effect that the Management Integration is deemed fair to general shareholders (the “Report”).

The Companies carefully considered the share transfer ratio taking into account the calculation results and advice regarding the share transfer ratio submitted by each company’s financial advisor and third-party valuation institution, advice from each company’s legal advisor as described in “(4) Measures for securing fairness (including measures to avoid conflict of interest.) (ii) Advice from independent law firms” below, and the Report received by Eagle Industry from the Eagle Industry Special Committee as described in “(4) Measures for securing fairness (including measures to avoid conflict of interest)” below, as well as comprehensively considering the results of due diligence conducted by the Companies on the other party and factors such as the financial conditions, business performance trends, status of assets, future prospects, and stock price fluctuations of the Companies. After a series of careful negotiations and deliberations between the Companies, they finally determined that the share transfer ratio stated in “2. Outline of the Share Transfer, (3) Details of allotment pertaining to the Share Transfer (share transfer ratio)” above is appropriate, and the share transfer ratio for the Share Transfer has been determined and agreed upon at the meetings of the boards of directors of both Companies held today.

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(2)	Matters relating to calculation
(i)	Name of valuation institutions and relationship with the Companies

Neither Daiwa Securities, the third-party valuation institution of NOK, nor Mizuho Securities, the third-party valuation institution of Eagle Industry, is a related party of the Companies, and neither of them has a material interest in the Share Transfer that should be stated herein.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities, holds a position as a shareholder of both NOK and Eagle Industry, and has entered into financing transactions with NOK and Eagle Industry as part of ordinary banking transactions; however, it does not have a material conflict of interest with NOK or Eagle Industry regarding the Management Integration. According to Mizuho Securities, in accordance with applicable laws and regulations under Article 36 of the Financial Instruments and Exchange Act (Act No. 25 of 1948. Including subsequent revisions) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, Mizuho Securities has established and implemented an appropriate conflict of interest management system, including information barriers between Mizuho Securities and Mizuho Bank. Through these measures, the department in charge of financial advisory services at Mizuho Securities is not affected by any conflicts of interest in relation to the Management Integration and can calculate the share value of both companies from a standpoint that is independent of Mizuho Bank’s position as shareholder and lender. Eagle Industry has determined that Mizuho Securities’ independence as a third-party valuation institution has been ensured, taking into consideration the fact that an appropriate conflict of interest management system has been established and implemented, that Eagle Industry and Mizuho Securities conduct transactions under the same terms and conditions as ordinary business partners, and that Mizuho Securities has a track record as a third-party valuation institution in similar cases in the past.

The compensation to Mizuho Securities includes a contingency fee to be paid upon the completion, etc., of the Management Integration. Eagle Industry, taking into consideration the general business practices in similar transactions, has appointed Mizuho Securities as their financial advisor and third-party valuation institution based on the above compensation structure.

(ii)	Outline of calculation

In order to ensure fairness in calculating the share transfer ratio used in the Share Transfer, NOK appointed Daiwa Securities as a third-party valuation institution, and Eagle Industry appointed Mizuho Securities as a third-party valuation institution. The Companies requested to calculate and analyze a share transfer ratio to said third-party valuation institutions, respectively.

Daiwa Securities used the average market price method as the shares of both NOK and Eagle Industry are listed on the TSE Prime Market and have market prices, and the discounted cash flow method (the “DCF method”), which reflects the Companies’ business performance and forecasts in the valuation, to calculate the value of the shares of the Companies. The results of the calculations under each of the methods are as follows. The following calculated ranges for the share transfer ratio below represent the results of the calculations of the number of shares of the Joint Holding Company’s common stock to be allotted for one (1) share of Eagle Industry’s common stock where one (1) share of the Joint Holding Company’s common stock is allotted for (1) share of NOK’s common stock.

Adopted method	Calculation range for the share transfer ratio
Average market price method	0.97 to 1.01
DCF method	0.57 to 1.50

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For the average market price method, November 7, 2025, the business day preceding the announcement date of the Share Transfer, was adopted as the calculation base date, and the closing prices of NOK and Eagle Industry on the TSE Prime Market on the calculation base date and the simple average of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date were adopted.

Under the DCF method, for NOK, its corporate value and share value, etc. were calculated, with the present value derived by applying a certain discount rate to the free cash flow that NOK is expected to generate from the second quarter of the fiscal year ending March 31, 2026 onwards, based on various factors such as NOK’s financial forecasts for the four (4)-year period from the fiscal year ending March 31, 2026 through the fiscal year ending March 31, 2029 that the period can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., NOK’s financial information for the first quarter of the fiscal year ending March 31, 2026, and publicly available information, and from there the share transfer ratio was calculated. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2026, free cash flow is expected to decrease from the previous fiscal year due to an increase in working capital. For the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year due to a decrease in working capital. For the fiscal year ending March 31, 2028, operating profit is expected to increase from the previous fiscal year due to factors such as the impact of increased sales volume resulting from solid sales expansion in the seal business and the electronic product business. In addition, free cash flow is expected to decrease from the previous fiscal year due to an increase in working capital accompanying the increase in sales volume. For the fiscal year ending March 31, 2029, free cash flow is expected to increase from the previous fiscal year due to a decrease in working capital in addition to a decrease in capital expenditures. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Daiwa Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

For Eagle Industry, its corporate value and share value were calculated, with the present value derived by applying a certain discount rate to the free cash flow that Eagle Industry is expected to generate from the first quarter of the fiscal year ending March 31, 2026 onwards, based on various factors such as Eagle Industry’s financial forecasts for the four (4)-year period from the fiscal year ending March 31, 2026 through the fiscal year ending March 31, 2029 that the period can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., Eagle Industry’s financial information for the second quarter of the fiscal year ending March 31, 2026, and publicly available information, and from there the share transfer ratio was calculated. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2026, operating profit is expected to increase from the previous fiscal year due to factors such as the impact of increased sales volume resulting from solid sales expansion in the semiconductor industry. For the same reasons, free cash flow is expected to increase from the previous fiscal year. For the fiscal year ending March 31, 2027, free cash flow is expected to increase from the previous fiscal year due to a decrease in capital expenditures. For the fiscal year ending March 31, 2028, free cash flow is expected to decrease from the previous fiscal year due to an increase in capital expenditures. For the fiscal year ending March 31, 2029, free cash flow is expected to increase from the previous fiscal year due to a decrease in capital expenditures. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Daiwa Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

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In calculating the share value of the Companies' shares, Daiwa Securities used the information provided by the Companies and publicly available information as is, assuming that all such materials and information were accurate and complete, without independently verifying their accuracy or completeness. Additionally, no independent assessment or appraisal of the assets or liabilities (including off-balance sheet assets and liabilities or other contingent liabilities) of the Companies or their affiliates have been made or obtained, nor have any requests been made to the third-party institutions to value or appraise them. Daiwa Securities' calculations reflect the above information as of November 7, 2025.

Mizuho Securities used the average market price method as the shares of both NOK and Eagle Industry are listed on the Prime Market of the Tokyo Stock Exchange and have market prices, the comparable multiple valuation method as it is possible to make an analogy of the value of the shares of the Companies based on the market share prices of several listed companies comparable to the Companies, and the DCF method, which reflects the Companies' business performance and forecasts in the valuation, to calculate the value of the shares of the Companies. The results of the calculations under each of the methods are as follows. The following calculated ranges for the share transfer ratio below represent the results of the calculations of the number of shares of the Joint Holding Company's common stock to be allotted for one (1) share of Eagle Industry's common stock where one (1) share of the Joint Holding Company's common stock is allotted for (1) share of NOK's common stock.

Adopted method	Calculation range for the share transfer ratio
Average market price method	0.97 to 1.01
Comparable company analysis	0.82 to 1.29
DCF method	0.72 to 1.34

In addition, for the average market price method, November 7, 2025, the business day preceding the announcement date of the Share Transfer, was adopted as the calculation base date, and the closing prices of NOK and Eagle Industry on the TSE Prime Market on the calculation base date and the simple average of the closing prices for the respective periods of one (1) month prior to the calculation base date, three (3) months prior to the calculation base date, and six (6) months prior to the calculation base date were adopted. The above range of share transfer ratio was calculated based on the results of said valuations.

In the comparable company analysis, Toyoda Gosei Co., Ltd. and Nifco Inc. were selected as listed companies that operate businesses that are relatively similar to NOK, and THK Co., Ltd., Harmonic Drive Systems Inc., Tsubakimoto Chain Co., KITZ Corporation, and Oiles Corporation were selected as listed companies that operate businesses that are relatively similar to Eagle Industry. The share transfer ratio was then calculated by calculating the value per share of the Companies using the multiple of EBITDA to corporate value.

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Under the DCF method, for NOK, its corporate value and share value, etc. were calculated and the share transfer ratio was calculated by discounting the free cash flow that NOK is expected to generate from the first quarter of the fiscal year ending March 31, 2026 onwards at a certain discount rate to its present value, based on various factors such as NOK's financial forecasts in the business plan for the four (4) -year period from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2029, which NOK prepared based on its current earnings environment and performance, etc., with the period being a reasonably predictable period at the time of writing, NOK's financial information for the second quarter of the fiscal year ending March 31, 2026, and publicly available information. The discount rate applied was the weighted average cost of capital, with a range of from 8.3% to 9.3%. The perpetuity growth method and the exit multiple method are used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 387.032 billion and 542.504 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 3.8 to 4.8 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 292.522 billion and 383.249 billion. In addition, investment securities other than those related to shares of Eagle Industry held by NOK are recognized as non-operational assets that have a significant impact on the valuation of shares, and the share of profit accounted for using equity method of Eagle Industry held by NOK is included in free cash flow by adding to EBITDA. Specific numerical values of the financial forecasts that Mizuho Securities used as a basis for calculation under the DCF method are as follows. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2027, free cash flow is expected to decrease by 40.2% from the previous fiscal year, due to factors such as a temporary increase in capital investment in the seal business. For the fiscal year ending March 31, 2028, operating profit is expected to increase by 43.9% from the previous fiscal year, primarily due to factors the impact of increased sales volume resulting from solid sales expansion in the seal and electronic product businesses. However, free cash flow is projected to decrease by 31.9% from the previous fiscal year due to factors such as an increase in working capital. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 164.0% from the previous fiscal year, primarily due to a decrease in capital investment in the electronic product business. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

(Units: JPY 1 million)

	FYE March 2026 (9 months)	FYE March 2027	FYE March 2028	FYE March 2029
Sales volume	555,033	706,526	757,179	780,453
Operating profit	25,898	29,214	42,032	50,077
EBITDA	64,729	83,746	99,353	108,381
Free cash flow	26,830	21,481	14,629	38,619

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On the other hand, for Eagle Industry, its corporate value and share value were calculated, with the present value derived by applying a certain discount rate to the free cash flow that Eagle Industry is expected to generate from the first quarter of the fiscal year ending March 31, 2026 onwards, based on various factors such as Eagle Industry's financial forecasts for the four (4)-year period from the fiscal year ending March 31, 2026 through the fiscal year ending March 31, 2029 that the period can be reasonably predicted at this time, taking into account the current earnings environment, performance, etc., Eagle Industry's financial information for the second quarter of the fiscal year ending March 31, 2026, and publicly available information, and from there the share transfer ratio was calculated. The discount rate applied was the weighted average cost of capital, with a range of from 8.4% to 9.4%. The perpetuity growth method and the exit multiple method are used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 139.863 billion and 194.781 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 5.6 to 6.6 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 121.180 billion and 147.785 billion. Investment securities are recorded as non-operational assets that have a significant impact on the valuation of shares. Specific numerical values of the financial forecasts that Mizuho Securities used as a basis for calculation under the DCF method are as follows. In the financial forecasts above, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2026, operating profit is expected to increase by 37.7% from the previous fiscal year, primarily due to the impact of increased sales volume resulting from strong sales growth in businesses targeting the semiconductor industry, and free cash flow is projected to increase by 44.9% from the previous fiscal year. For the fiscal year ending March 31, 2027, free cash flow is expected to increase by 50.7% from the previous fiscal year, primarily due to a decrease in capital expenditures in businesses targeting the automotive, construction machinery, and marine industries. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 38.2% from the previous fiscal year, mainly due to a decrease in capital expenditures in the semiconductor industry. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

(Units: JPY 1 million)

	FYE March 2026 (9 months)	FYE March 2027	FYE March 2028	FYE March 2029
Sales volume	132,511	178,000	184,000	192,000
Operating profit	8,702	11,300	12,300	14,500
EBITDA	20,369	27,160	28,054	30,269
Free cash flow	7,251	12,831	10,071	13,921

Mizuho Securities, in calculating the above share transfer ratio, has generally adopted publicly available information and information provided to Mizuho Securities by NOK and Eagle Industry as presented, assuming that all materials and information are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information and bears no obligation or responsibility for such verification. Mizuho Securities has not made or obtained any independent assessment or appraisal of the assets and liabilities (including derivative transactions, off-balance sheet assets and liabilities and other contingent liabilities) of both companies or their affiliates, nor has it requested any third-party institution to value or appraise them. Mizuho Securities assumes that the business plans, financial forecasts and other forward-looking information provided by the Companies have been prepared in accordance with reasonable and proper procedures based on the best estimates and judgments currently possible by the management of the Companies. Mizuho Securities relies on such information without independently verifying the accuracy, adequacy, and feasibility of the respective business plans. Mizuho Securities' calculation of the share transfer ratio reflects the information and economic conditions received by Mizuho Securities as of November 7, 2025.

(3)	Prospects for delisting and handling of application for listing, etc. of Joint Holding Company

The Companies plan to make a technical listing of the shares of the newly established Joint Holding Company on the Prime Market of the Tokyo Stock Exchange. The listing date is scheduled to be October 1, 2026, the date of registration of the establishment of the Joint Holding Company.

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The Companies will be delisted from the Tokyo Stock Exchange on September 29, 2026, prior to the listing of the Joint Holding Company, as the Companies will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer. The actual delisting date will be determined in accordance with the respective rules of the Tokyo Stock Exchange.

(4)	Measures to ensure fairness (including measures to avoid conflict of interest)

Since NOK owns 32.03% of the total number of issued shares of Eagle Industry (excluding treasury shares) (as of September 30, 2025), and is also another affiliate of Eagle Industry, the Share Transfer does not constitute a material transaction with a controlling shareholder for Eagle Industry. Additionally, the shares of the Joint Holding Company are scheduled to be made a technical listing on the Prime Market of the Tokyo Stock Exchange, and so this does not constitute a case in which the wholly-owning parent company established through the Share Transfer does not apply for a new listing. However, because NOK is another affiliate of Eagle Industry, the Share Transfer falls under a case where “Matters to be Observed Pertaining to MBOs, etc.”, stipulated in Article 441 of the Securities Listing Regulations of the Tokyo Stock Exchange, apply to Eagle Industry. Accordingly, the Companies have taken the following measures to ensure the fairness of the share transfer ratio and other aspects of the Share Transfer (including measures to avoid conflict of interest.

(i)	Obtaining a valuation report from an independent third-party valuation institution

As stated in “3. Grounds for details of allotment pertaining to the Share Transfer, (1) Grounds and reasons for details of allotment” above, in order to ensure the fairness and reasonableness of the Share Transfer, NOK and Eagle Industry have appointed Daiwa Securities and Mizuho Securities, respectively, as independent third-party valuation institutions and obtained a share transfer ratio valuation report as a basis for agreeing on the share transfer ratio for the Share Transfer. Neither company has obtained a written opinion (so-called fairness opinion) from the aforementioned third-party valuation institutions stating that the share transfer ratio is appropriate for their respective shareholders from a financial perspective.

(ii)	Advice from independent law firms

In order to ensure the fairness and appropriateness of the Share Transfer, NOK and Eagle Industry appointed Mori Hamada & Matsumoto and Nishimura & Asahi (Gaikokuho Kyodo Jigyo), respectively, as independent legal advisors, and have received advice on the procedures and decision-making methods and processes for the Share Transfer. Mori Hamada & Matsumoto and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) are not related parties of any of the Companies and do not have material interests in connection with the Management Integration that should be specifically noted.

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(iii)	Obtaining a report from a special committee with no interest in Eagle Industry

Since NOK owns 32.03% of the total number of issued shares of Eagle Industry (as of September 30, 2025), and is also another affiliate of Eagle Industry, the Management Integration, including the Share Transfer, may have structural conflicts of interest, and so Eagle Industry established a special committee (“Eagle Industry Special Committee”) consisting of five (5) members, none of whom have any interests in NOK or Eagle Industry: Risa Yamasawa, an Outside Director of Eagle Industry; Takashi Koike, Katsuhiko Shono and Masako Sakaguchi, who are Outside Directors and Audit and Supervisory Committee Members of Eagle Industry; and Masahiko Yasuda (President and Representative Director of Benedi Consulting Co., Ltd., certified public accountant), who is an outside expert (Takashi Koike was elected as the Chairperson of the Eagle Industrial Special Committee by mutual vote among the committee members, and the membership of the Eagle Industrial Special Committee has not changed since its establishment). The purpose of this committee is to consider and ensure the fairness of the Management Integration, including the Share Transfer, eliminate arbitrariness in decision-making regarding the Management Integration, ensure the fairness, transparency, and objectivity of Eagle Industry’s decision-making process, avoid conflicts of interest, and confirm that Eagle Industry’s decision to proceed with the Management Integration is fair to Eagle Industry’s general shareholders.

In considering the Management Integration, Eagle Industry’s board of directors requested the Eagle Industry Special Committee to provide advice regarding (i) the appropriateness and reasonableness of the purpose of the Management Integration (including whether the Management Integration will contribute to enhancing Eagle Industry’s corporate value), (ii) the fairness of the transaction terms and conditions of the Management Integration (including the share transfer ratio in the Share Transfer), (iii) the fairness of the procedures related to the Management Integration, and (iv) whether the Management Integration is fair to the general shareholders of Eagle Industry (the “Inquiry Matters”).

Furthermore, Eagle Industry’s board of directors resolved that, in the event that the Eagle Industry Special Committee determines that the Management Integration will be disadvantageous to the general shareholders of Eagle Industry, it will not support the Management Integration (will not enter into an agreement regarding the Management Integration) and will grant to the Eagle Industry Special Committee (a) the authority to designate or approve (including post-approval) the company’s third-party valuation institutions, legal advisers, financial advisers, and other advisers (“Advisors, etc.” for the Inquiry Matters) to ensure appropriate judgment, (b) the authority to appoint, at the expense of Eagle Industry, Advisors, etc. to the Eagle Industry Special Committee (Eagle Industry will bear the reasonable expenses with regard to technical advice, such as advisers to the Eagle Industry Committee), (c) the authority to appoint, at the expense of Eagle Industry, persons to assist the Eagle Industry Special Committee in its duties, (d) the authority to require Eagle Industry’s directors, employees, and other persons deemed necessary by the Eagle Industry Special Committee to attend meetings of the Eagle Industry Special Committee and to request explanations of necessary information, and (e) the authority to negotiate the terms of the Management Integration or to give instructions to Eagle Industry regarding such negotiations, as appropriate. In response, after considering independence, expertise, track records, etc., the Eagle Industry Special Committee approved Mizuho Securities as a financial advisor and third-party valuation institution and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) as a legal advisor appointed by Eagle Industry, as they determined there are no issues regarding their independence or expertise from NOK, Eagle Industry, or the success or failure of the Management Integration, and confirmed that the Eagle Industry Special Committee can receive expert advice as necessary.

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The Eagle Industry Special Committee also approved the directors, etc. of Eagle Industry to be involved in the consideration of the Management Integration after confirming that they are independent from NOK and Eagle Industry and that there are no problems from the viewpoint of a conflict of interest.

The compensation of the Eagle Industry Special Committee shall be paid in consideration of the duties of the committee in an amount corresponding to the period of establishment of the Eagle Industry Special Committee, regardless of the content of the report, and does not include a fee contingent upon the announcement or establishment of the Management Integration.

The Eagle Industry Special Committee conducted careful examination concerning the Inquiry Matters by holding a total of 14 meetings [with all members present for all meetings] for a total of approximately 19.7 hours from June 25, 2025 to November 7, 2025, as well as by stating their opinions, exchanging information, and collecting information, etc. orally or through e-mails, etc. outside of meetings, and holding ad hoc discussions as necessary.

Specifically, the Eagle Industry Special Committee has conducted (i) hearings with NOK regarding the background and circumstances that led to the proposal for the Management Integration, the purpose of the Management Integration, synergies that will result from the Management Integration, and management policies, expected structure, etc. after the Management Integration; (ii) hearings with Eagle Industry regarding the status of evaluation and consideration of NOK’s proposal, the content of discussions with NOK, and the content and preparation method of the business plan that served as the basis for the valuation of Eagle Industry shares by Mizuho Securities; (iii) hearings with Mizuho Securities regarding the content and progress of this transaction, as well as the details and method of the valuation of Eagle Industry shares; and (iv) hearings with Nishimura & Asahi (Gaikokuho Kyodo Jigyo) regarding legal advice, including advice on measures to be taken to ensure the fairness of the procedures in this transaction, the various procedures related to this transaction, the method of deliberation by the Eagle Industry Special Committee regarding this transaction, and negotiations with NOK regarding the share transfer ratio and other conditions.

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Based on financial advice and the share transfer ratio valuation report received from Mizuho Securities on November 7, 2025, as well as the legal advice obtained from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), the Eagle Industry Special Committee carefully discussed and considered the Inquiry Matters and submitted the Report (Attachment 1) to the Eagle Industry board of directors on November 7, 2025, with the unanimous consent of all members. Please refer to the Report in Attachment 1 for the contents of and reasons behind the Eagle Industry Special Committee’s report.

(iv)	Unanimous approval of all directors (including directors who are audit and supervisory committee members) with no interest in Eagle Industry

Based on financial advice and the share transfer ratio valuation report received from Mizuho Securities and the legal advice obtained from Nishimura & Asahi (Gaikokuho Kyodo Jigyo), Eagle Industry has carefully discussed and considered the Management Integration, including the Share Transfer, while respecting the content of the Report submitted by the Eagle Industry Special Committee to the maximum extent possible. As a result, at a meeting of the Eagle Industry’s board of directors held on November 10, 2025, 12 directors (including directors who are audit and supervisory committee members) with no interests unanimously resolved to execute the Management Integration Agreement and prepare the Share Transfer Plan.

(v)	Establishment of an independent review system at Eagle Industry

Eagle Industry has established a system within Eagle Industry to conduct deliberations, negotiations, and decision-making regarding the Share Transfer independently of NOK and the outcome of Share Transfer. Specifically, Eagle Industry established a framework to conduct deliberations regarding the Share Transfer (including the preparation of the business plan forming the basis for NOK's share valuation) and to engage in discussions and negotiations with NOK starting from June 20, 2025, the date it received the proposal concerning the Management Integration from NOK.

Based on the advice of Nishimura & Asahi (Gaikokuho Kyodo Jigyo), the Eagle Industry Special Committee confirmed that NOK and parties with an independent interest in the success or failure of the Share Transfer did not participate in the internal review, negotiation, and decision of the Share Transfer. The handling of these matters, including the review framework of Eagle Industry, has been approved by the Eagle Industry Special Committee, confirming that there are no issues from the perspective of independence and fairness.

(vi)	Ensuring opportunities for other acquiring parties to make proposals (market checks)

Eagle Industry and NOK have established a deal protection provision in the Management Integration Agreement stipulating that, from the date of execution of the Management Integration Agreement, neither Eagle Industry nor NOK shall propose or solicit any transaction to any third party that is materially inconsistent with or conflicts with the Management Integration or that could impede the purpose of the Management Integration.

However, if Eagle Industry receives a bona fide competing proposal at least 14 days prior to the effective date of the Share Transfer, it is not prohibited from providing information to the third party that made such proposal or from consulting and negotiating with that third party, to the extent necessary and reasonable to fulfill its directors' fiduciary duty of care. Furthermore, Eagle Industry has established a Fiduciary Out provision stipulating that the Eagle Industry Special Committee may terminate the Management Integration Agreement if it withdraws the recommendations contained in the Report, and reasonably determines that refusing the competing proposal would violate the fiduciary duty of care of the directors of Eagle Industry.

In addition, there is a period of approximately eleven (11) months between the announcement of the Management Integration and the scheduled effective date of the share transfer on October 1, 2026. Furthermore, the shareholders' meeting resolution to approve the Share Transfer Plan related to the Share Transfer is scheduled to be held in late June 2026, approximately eight (8) months after the announcement. This ensures Eagle Industry shareholders have sufficient time and opportunity to make an informed decision regarding approval of the Share Transfer Plan. It also provides parties other than NOK with an opportunity to make competing proposals, inter alia, for Eagle Industry shares. In light of the above, the establishment of a deal protection provision in the Management Integration Agreement is believed not to impair the effectiveness of the indirect market check by Eagle Industry.

Furthermore, during the review process for the Management Integration, Eagle Industry did not conduct an active market check. However, regarding the Share Transfer, it is recognized that so-called indirect market check, as described above, has been conducted. Considering that other sufficient fairness safeguards have been implemented as stated in items (i) through (v) above, it is believed that the absence of an active market check alone does not compromise the procedural fairness of the Management Integration.

4.	Overview of the Companies involved in the Share Transfer (as of September 30, 2025)

(1) Name	NOK Corporation	Eagle Industry Co., Ltd.
(2) Address	1-12-15 Shibadaimon, Minato-ku, Tokyo	2-4-1 Shiba-koen, Minato-ku, Tokyo
(3) Title and Name of representative	Representative Director, Group CEO Masao Tsuru	Representative Director, Chairman of the Board and President Tetsuji Tsuru
(4) Business line	Manufacturing, importing, and selling seal products, industrial mechanical parts, hydraulic equipment, nuclear power equipment, synthetic chemical products, and electronic and various other products; installation work and others	Manufacturing and marketing of mechanical seals, special valves, plant devices, marine-related products, bellows devices; and related installation work

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(5) Capital	JPY 23,335,980,000		JPY 10,490,981,000
(6) Date of incorporation	December 2, 1939		October 1, 1964
(7) Number of issued shares	173,138,537 shares		49,757,821 shares
(8) Fiscal term	March 31		March 31
(9) Consolidated number of employees	37,958		6,300
(10) Major trading banks	Sumitomo Mitsui Banking Corporation Mizuho Bank, Ltd. MUFG Bank, Ltd. Sumitomo Mitsui Trust Bank, Limited		Sumitomo Mitsui Banking Corporation MUFG Bank, Ltd. Mizuho Bank, Ltd. The Chugoku Bank, Limited
(11) Major shareholders and shareholding ratio (excluding indirect holdings) (as of September 30, 2025)	FREUDENBERG SE	26.23%	NOK Corporation	32.03%
	The Master Trust Bank of Japan, Ltd. (trust account)	8.81%	FREUDENBERG SE	8.22%
	Seiwa Estate Co., Ltd.	5.29%	The Master Trust Bank of Japan, Ltd. (trust account)	7.34%
	Custody Bank of Japan, Ltd. (trust account)	5.15%	The Dai-ichi Life Insurance Company, Limited	5.96%
	The Dai-ichi Life Insurance Company, Limited	4.83%	Eagle Industry Stock Ownership Association	4.90%
	NOK Stock Ownership Association	2.38%	Custody Bank of Japan, Ltd. (trust account)	2.40%
	Sumitomo Mitsui Banking Corporation	1.93%	The Master Trust Bank of Japan, Ltd. (officer compensation BIP trust account/76761)	1.74%
	SMBC Trust Bank Ltd. (Sumitomo Mitsui Banking Corporation retirement benefit trust account)	1.81%	Sumitomo Mitsui Banking Corporation	1.67%
	STATE STREET BANK AND TRUST COMPANY 505001	1.71%	MUFG Bank, Ltd.	1.43%
	Sompo Japan Insurance Inc.	1.28%	The Chugoku Bank, Limited	1.38%

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(12)	Relationship between the Companies
	Capital relationship	NOK holds 32.22% (including indirect holdings) of the total number of issued shares of Eagle Industry (excluding treasury stock) and is an affiliate of Eagle Industry.
	Personal relationship	There are no significant personal relationships.
	Business relationship	NOK sells products, etc., to Eagle Industry, and Eagle Industry sells products, etc., to NOK.
	Applicable relationships with related parties	Eagle Industry is an equity-method affiliate of NOK and therefore constitutes a related party thereto.
(13) Financial position and operating results for the last three fiscal years (Units: JPY 1 million, except as otherwise noted.)
	NOK Corporation			Eagle Industry Co., Ltd.
Fiscal term	FYE March,2023	FYE March 2024	FYE March 2025	FYE March,2023	FYE March 2024	FYE March 2025
Consolidated net assets	577,346	639,001	623,421	112,930	125,671	122,519
Consolidated total assets	862,750	952,379	898,667	193,232	209,914	203,484
Consolidated net assets per share (JPY)	3,082.93	3,561.00	3,548.90	2,169.53	2,570.06	2,517.54
Consolidated net sales	709,956	750,502	766,859	157,380	167,042	168,172
Consolidated operating income	15,378	22,912	37,264	9,264	8,107	8,494
Consolidated ordinary income	26,557	40,285	48,057	12,277	13,799	12,024
Profit attributable to owners of parent	13,320	31,602	30,320	6,796	7,491	4,877
Consolidated net income per share (JPY)	77.55	188.34	184.81	139.82	160.84	107.51
Dividend per share (JPY)	75.00	87.50	105.00	70.00	80.00	100.00

5.	Status of the Joint Holding Company to be newly established by the Share Transfer
(1) Name	NOK Group Corporation
(2) Location of the head office	1-12-15 Shibadaimon, Minato-ku, Tokyo
(3) Location of the headquarters	1-12-15 Shibadaimon, Minato-ku, Tokyo
(4) Institutional design	A company with an audit and supervisory committee

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(5) Planned candidates to assume office as representative and officers

Masao Tsuru (Representative Director, Group CEO)

Chikashi Takeda (Director, Group CFO)

Yuki Sato (Director, Group CTO)

Tetsuji Tsuru (Director)

Kazushige Hayashi (Director, Full-time Audit and Supervisory Committee Member)

Makoto Fujioka (External Director, Audit & Supervisory Committee Member)

Naoki Shimada (External Director, Audit & Supervisory Committee Member)

Motoko Imada (External Director, Audit & Supervisory Committee Member)

Atsushi Kajitani (External Director, Audit & Supervisory Committee Member)

(6) Business line

Engaging in any of the businesses set forth in the following items, and controlling or managing the business activities of companies (including foreign companies), partnerships (including those equivalent to partnerships in foreign countries), or other business entities equivalent thereto, through holding shares or equity in the company, etc., that is engaged in such businesses.

1.       Manufacturing and marketing of seal devices, related products, and industrial rubber products

2.       Manufacture, processing, and sale of synthetic resins, synthetic rubber, lubricants, and synthetic chemicals

3.       Manufacturing and marketing of machinery, equipment, and parts for transportation, construction, agriculture, iron and steel, paper, pollution control, chemical industry, and mining, etc.

4.       Designing, manufacturing and marketing of hydraulic and pneumatic equipment, parts, and systems

5.       Manufacturing and marketing of powder metallurgy, casting, carbon and special ceramic products

6.       Manufacturing and marketing of electrical, telecommunication, electronic, measurement, and audio equipment and parts

7.       Manufacturing, processing, and marketing of pharmaceutical and medical machines, equipment, devices, tools, and parts

8.       Contracting for installation of seal equipment, papermaking machinery, nuclear power generation equipment, hydraulic and pneumatic equipment, pollution control equipment, etc., and related construction work

9.       Manufacturing and marketing of valves, fittings, heat insulators, pipes, and power transmission equipment

10.       Any and all businesses incidental to or related to the preceding items

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(7) Capital	JPY 5 billion
(8) Fiscal term	March
(9) Net asset	To be determined.
(10) Total assets	To be determined.

6.	Outline of the accounting treatment incidental to the Share Transfer

The accounting treatment incidental to the Share Transfer is expected to fall under an “acquisition” under the accounting standards for business combinations, and the Share Transfer is expected to be accounted for using the purchase method. Application of the purchase method is expected to result in the recording of goodwill (or negative goodwill) in the consolidated accounts of the Joint Holding Company, but the amount has not been determined at this time.

7.	Future Outlook

The management policies, plans and performance forecast, etc., of the Joint Holding Company to be established by the Share Transfer will be considered by the Companies in the future and announced once they are finalized.

The Joint Holding Company plans to adopt a system called a director compensation board incentive plan (BIP) trust (“BIP Trust”) as a performance-linked stock compensation system for certain directors of the Joint Holding Company, and to stipulate the matters necessary for payment of compensation to the directors of the Joint Holding Company, including the introduction of the system, in the Joint Holding Company’s articles of incorporation at the time of establishment. The details of the system will be discussed by the Companies in the future.

(Note 1) The BIP Trust is an incentive plan for directors based on the US performance share and restricted stock systems, granting or providing Joint Holding Company shares and cash equivalent to the conversion value of Joint Holding Company shares acquired through the BIP Trust based on the degree of achievement of performance targets, etc.

8.	Matters relating to MBOs, etc.
(1)	Applicability of MBO, etc., and compliance with guidelines on measures to protect minority shareholders

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As NOK is another affiliate of Eagle Industry, the “Matters to be Observed Pertaining to MBOs, etc.” stipulated in Article 441 of the Securities Listing Regulations of the Tokyo Stock Exchange apply to Eagle Industry with respect to the Share Transfer.

Eagle Industry does not have a controlling shareholder, and so there is no specific mention of “guidelines on measures to protect minority shareholders when conducting transactions with controlling shareholders” in the corporate governance report disclosed by Eagle Industry on June 25, 2025. That said, in considering the Management Integration, including the Share Transfer, Eagle Industry has taken measures to ensure fairness and avoid conflicts of interest as described in “3. Grounds for details of allotment pertaining to the Share Transfer, (4) Measures for securing fairness (including measures to avoid conflict of interest)” above.

(2)	Matters concerning measures for securing fairness and measures to avoid conflict of interest

As described in “(1) Applicability of MBO, etc., and compliance with guidelines on measures to protect minority shareholders” above, the Share Transfer constitutes an MBO, etc., for Eagle Industry, and Eagle Industry has determined that measures to ensure fairness and avoid conflicts of interest are necessary. Eagle Industry’s board of directors has carefully discussed and examined the terms and conditions regarding the Management Integration, including the Share Transfer, and has made a decision after ensuring fairness and avoiding conflicts of interest by taking the measures described in “3. Grounds for details of allotment pertaining to the Share Transfer, (4) Measures for securing fairness (including measures to avoid conflict of interest)” above into account.

(3)	Opinions obtained from the special committee regarding the fairness of the Share Transfer to the general shareholders

As described in “3. Grounds for details of allotment pertaining to the Share Transfer, (4) Measures for securing fairness (including measures to avoid conflict of interest)” above, Eagle Industry has received the report from the Eagle Industry Special Committee stating that the Management Integration, including the Share Transfer, is fair to the general shareholders of Eagle Industry. For details of the Report, please refer to Attachment 1.

(Reference)

NOK’s consolidated performance forecast for the current fiscal term and consolidated results for the previous fiscal term

(Units: JPY 1 million)

Fiscal term	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Profit attributable to owners of parent
Forecast for the current fiscal term (Fiscal year ending March 31, 2026)	726,900	32,900	45,100	36,500

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Results for the previous fiscal term (Fiscal year ended March 31, 2025)	766,859	37,264	48,057	30,320

(Note 1) NOK plans to conduct the management integration with Eagle Industry on October 1, 2026 through the establishment of the Joint Holding Company. The performance forecast for fiscal term set forth above has been calculated based on NOK’s current company structure, and it is planned that the performance forecast for the Joint Holding Company will be released in the future.

Eagle Industry’s consolidated performance forecast for the current fiscal term and consolidated results for the previous fiscal term

(Units: JPY 1 million)

Fiscal term	Consolidated net sales	Consolidated operating income	Consolidated ordinary income	Profit attributable to owners of parent
Forecast for the current fiscal term (Fiscal year ending March 31, 2026)	175,000	11,700	15,300	9,800
Results for the previous fiscal term (Fiscal year ended March 31, 2025)	168,172	8,494	12,024	4,877

(Note 1) Eagle Industry plans to conduct the management integration with NOK on October 1, 2026 through the establishment of the Joint Holding Company. The performance forecast for fiscal term set forth above has been calculated based on Eagle Industry's current company structure, and it is planned that the performance forecast for the Joint Holding Company will be released in the future.

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Attachment 1 (the Report)

[Translation]

November 7, 2025

To: EAGLE INDUSTRY CO., LTD. Board of Directors

EAGLE INDUSTRY CO., LTD. Special Committee

Chairperson: Takashi Koike

Committee member: Risa Yamasawa

Committee member: Katsuhiko Shono

Committee member: Masako Sakaguchi

Committee member: Masahiko Yasuda

Report

The EAGLE INDUSTRY CO., LTD. special committee (the “Committee”) hereby provides a report as set out in Part 2 below regarding the inquiries (the “Inquiry Matters”) set forth in Part 1 below, which were received from the Board of Directors (the “Company BOD”) of EAGLE INDUSTRY CO., LTD. (the “Company”) concerning the Company and NOK CORPORATION (“NOK”) establishing a joint holding company and integrating business (the “Management Integration” or “Transaction”) through a joint share transfer (the “Share Transfer”). The Committee will provide a report as follows in the second paragraph below (hereinafter, this recommendation shall be referred to as the “Recommendation,” and this document shall be referred to as the “Report”).

Part 1 Inquiry Matters

The Committee received the following inquiries from the Company BOD concerning the Management Integration proposed by NOK.

1.	The legitimacy and rationality of the purpose of the Management Integration (including whether the Management Integration will contribute to the enhancement of the Company’s corporate value)

2.	Fairness of the transaction terms of the Management Integration (including the share transfer ratio upon the Share Transfer)

3.	Fairness of the procedures related to the Management Integration

4.	Whether the Management Integration is fair to general shareholders

[This page intentionally left blank.]

Part 2 The Committee’s Report on Inquiry Matters

1.	The legitimacy and rationality of the purpose of the Management Integration (including whether the Management Integration will contribute to the enhancement of the Company’s corporate value)

The Management Integration is recognized as contributing to the enhancement of the Company’s corporate value, and the purpose is considered to be legitimate and reasonable.

2.	Fairness of the transaction terms of the Management Integration (including the share transfer ratio upon the Share Transfer)

The transaction terms for the Management Integration, including the share transfer ratio upon the Share Transfer, are considered to be fair.

3.	Fairness of the procedures related to the Management Integration

The procedures related to the Management Integration are considered to be fair.

4.	Whether the Management Integration is fair to general shareholders

The Management Integration is considered to be fair to general shareholders.

[This page intentionally left blank.]

Part 3 Methods of Investigation and Examination

1.	Circumstances leading to the inquiries with the Committee

In response to initial inquiries concerning the Management Integration from NOK, in mid-March 2025, the Company established an evaluation framework for the Transaction, and started the specific internal reviews of the Transaction. Subsequently, on June 20, 2025, the Company received a proposal for the Management Integration from NOK and commenced evaluation as well as discussions and negotiations with NOK regarding the benefits and disadvantages of its implementation.

NOK holds 32.03% of the total number of issued shares of the Company (excluding treasury shares) (as of September 30, 2025; the same shall apply hereinafter in the Recommendation), and is an affiliate of the Company; therefore, there are potential structural conflicts of interest in the Management Integration. As such, on March 18, 2025, in evaluating the Management Integration, the Company appointed Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“N&A”) to ensure the fairness of the Management Integration including the Share Transfer, to eliminate arbitrariness in decision-making regarding the Transaction, to ensure the fairness, transparency, and objectivity of the Company’s decision-making process, to avoid conflicts of interest, and to confirm that the Company’s decision to conduct the Transaction is fair to the Company’s general shareholders. N&A is a legal advisor independent from the Company and NOK.

With the advice of N&A, the Company determined that, in evaluating the Management Integration, it was necessary to take sufficient measures including the establishment of a special committee to ensure the fairness of the Management Integration, including the Share Transfer, from the perspectives of enhancing the corporate value of the Company and securing the interests of the Company’s general shareholders. As such, the Company evaluated and confirmed the independence and qualifications of the Company’s outside directors and outside experts who were special committee member candidates.

Following this process, at the Company BOD meeting held on June 25, 2025, the Company BOD unanimously resolved among the Company’s directors who participated in deliberations and resolutions to establish the Committee with Mr. Takashi Koike, Ms. Risa Yamasawa, Mr. Katsuhiko Shono, Ms. Masako Sakaguchi, and Mr. Masahiko Yasuda as its five members and to entrust the Committee to submit a report on the Inquiry Matters to the Company (in response to the partial revision of the Securities Listing Regulations set forth by the Tokyo Stock Exchange, Inc. effective from July 22, 2025, it was reported that the content of the Inquiry Matters was revised to follow the revised regulations during the Company BOD meeting held on September 18 of the same year.). In addition, the Company BOD resolved during the meeting that if the Committee determines that the Management Integration is detrimental to the general shareholders of the Company, it shall not support the Transaction under its transaction terms (i.e. shall not execute an agreement related to the Management Integration). In addition, it granted the following authority to the Committee based on that resolution.

(i)	In order to ensure that appropriate decisions are made, the authority to nominate or approve (including subsequent approval) the Company’s third-party valuation institution, legal advisors, financial advisors, and other advisors .
(ii)	The authority to appoint Committee’s Advisors at the Company’s expense.
(iii)	The authority to appoint an individual to assist the Committee in its duties at the Company’s expense.
(iv)	The authority to request that the Company’s directors, employees, and other individuals deemed necessary by the Committee attend Committee meeting and to request explanations regarding necessary information.
(v)	The authority to negotiate the terms and conditions of the Management Integration or to give instructions to the Company regarding the negotiations as necessary.

The Company appointed a financial advisor and a third-party valuation institution, Mizuho Securities Co., Ltd. (“Mizuho Securities”), to ensure the fairness of the Management Integration including the Share Transfer, from the perspective of ensuring the fairness of the share transfer ratio upon the Share Transfer, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Share Transfer, and avoiding conflicts of interest.

2.	Composition of the Committee

The composition of the Committee is as follows.

Chairman	Takashi Koike (Director, Audit and Supervisory Committee Member of the Company (Outside Director))
Committee member	Risa Yamasawa (Outside Director of the Company)
Committee member	Katsuhiko Shono (Director, Audit and Supervisory Committee Member of the Company (Outside Director))
Committee member	Masako Sakaguchi (Director, Audit and Supervisory Committee Member of the Company (Outside Director))
Committee member	Masahiko Yasuda (Outside Expert (Certified Public Accountant))

3.	Committee’s deliberation and evaluation methods

First, the Company and the Committee confirmed that they will proceed with evaluation of the Management Integration in compliance with fair procedures in accordance with the Ministry of Economy, Trade and Industry’s “Fair M&A Guidelines” (the “M&A Guidelines”) as a major premise. In addition, after confirming that there were no issues regarding their independence from the Company, NOK, and the outcome of the Management Integration, as well as their expertise, the Committee approved the appointment of N&A as a legal advisor to the Company and the appointment of Mizuho Securities as a financial advisor and a third-party valuation institution. The Committee will obtain professional advice from N&A and Mizuho Securities (hereinafter collectively the “Relevant Advisors”) as necessary.

The Committee has convened a total of 14 times for a total of approximately 19.7 hours. During all meetings, all members of the Committee were present. In addition, opinions were expressed, information exchanged, and information collected verbally or by email, and discussions were held as required outside the meetings. After the Committee reviewed the materials submitted at each meeting (the “Materials”) and engaged in thorough discussions and deliberations regarding the Inquiry Matters by hearing the opinions in person of those who were designated by the Committee and asking written or oral questions, the report on the Inquiry Matters was unanimously resolved by all Committee members following a careful review at the 14th meeting of the Committee held on November 7, 2025.

The Recommendation is based on the explanations and materials received by the Committee up to the date of preparation of the Report, and assumes that these contents are true and accurate and that there are no other material facts that may affect the results of the Committee’s evaluation.

Part 4 Reasons for the Report on the Inquiry Matters

1.	The legitimacy and rationality of the purpose of the Management Integration (including whether the Management Integration will contribute to the enhancement of the Company’s corporate value)

(1)       Circumstances leading to and background of the Management Integration

The Committee conducted hearings with the Company and NOK and confirmed the background and circumstances leading up to the Management Integration. The contents are summarized as follows:

NOK was established in 1941 as Nippon Bearing Production Co., Ltd., which manufactured and sold rubber oil seals. Since then, NOK has been developing and supplying on a global basis seal products that are essential not only for the Japanese automobile industry but also for general industrial equipment, and flexible printed circuit boards, which are essential for the proliferation and miniaturization of electronic products such as voltage monitoring components for automotive secondary batteries, in addition to meeting the growing demand for cameras, personal computers, mobile phones, smartphones, data centers.

The predecessor of the Company is Nihon Sealol Co., Ltd., which was established by integrating mechanical seal technology after NOK commenced a joint venture with Sealol Inc. of the United States, which manufactured mechanical seals for general industrial machinery. For more than half a century since then, the Company has expanded its business to contribute to the development of various industries and society through the development, production, and sales of mechanical seals and other equipment, from materials to products. Today, the Company has firmly established itself as a comprehensive manufacturer of mechanical seals in five (5) business fields: automobiles and construction machinery, general industrial machinery, semiconductors, marine, and aerospace.

A certain level of business relationship has been maintained between the companies, with NOK acting as a distributor for the Company’s automotive products in Japan, as well as through raw material purchases and personnel exchanges. However, the business environment surrounding the companies is characterized by progress in various fields, including the automotive industry, which is the main market for the companies, toward achieving carbon neutrality as a measure against climate change, and so the companies share important challenges, such as the development of new products that contribute to the environment and energy conservation for the next-generation mobility and next-generation energy markets, as well as the further expansion of sales channels overseas.

In addition, each company has been conducting their own business activities, including research and development, production, and sales, for their main products, oil seals for NOK and mechanical seals for the Company, from the viewpoints of their materials and product functionality. However, in light of the aforementioned changes in the business environment, the companies have held sincere discussions on their future directions and have concluded that with regard to the “sealing” function of shaft seals in rotating machinery, they share the common goal of providing “sealing solutions” from a comprehensive perspective, and that integrating said activities will enable them to provide products and services that will further improve customer satisfaction and lead to problem-solving in each of their respective business fields. To this end, the companies deliberated on the Management Integration through the establishment of the joint holding company, based on the shared recognition that the establishment of a unified management structure within the Group would contribute to enhancing the corporate value of both companies and further deepen their business relationship.

(2)	Purpose and synergies of the Management Integration

The Management Integration aims to further enhance corporate value through the efficient and effective mutual use of the management resources of the companies. According to the Company, the following synergies are expected from the Management Integration.

(i)       Further business growth by optimizing Group resources

The companies both focus on seal products as the core of their business, but the Company focuses on mechanical seals while NOK focuses on oil seals. The application areas, basic technologies, and product characteristics of the companies’ core products are different, and each company has its own customer base and strengths and know-how in sales, technology, and production.

The Management Integration will enable the efficient use of the management resources of the companies and will provide room for further expansion of sales to their respective customer bases. In addition, in terms of technology, the combination of the companies’ strengths, from the Company’s inorganic materials, mainly metals and ceramics, to NOK’s organic materials, mainly rubber, are expected to create growth opportunities through the further expansion of future product portfolio.

(ii)       Strengthened profitability through efficient business management

As the business domains of the companies are gradually expanding, some overlap has arisen, and the integration is expected to promote more efficient business operations. On the sales side, streamlining of distribution and more efficient operation of sales offices are expected.

On the production side, in addition to the effective use of the companies’ global bases, increased efficiency through means such as expanding the in-house production of tools and molds, which are important production materials, and improving purchasing power accompanying the expansion of scale, are expected to lead to improved profitability.

(iii)       More effective allocation of management resources

With regard to the functions required for the holding company to be established after the Management Integration, indirect departments will be consolidated and integrated, which are expected to optimize the allocation of Group management resources and improve efficiency.

For example, regarding human resource recruitment, the companies have been conducting joint recruitment, but after the Management Integration, it is expected that they will be able to flexibly allocate human resources more appropriately.

In addition, the strategic functions integrated into the holding company will plan and execute investment strategies that take a bird’s-eye view of the entire seal business of the companies and the Group as a whole, promoting business investment, including M&A, and cash flow allocation more strategically, which are expected increase corporate value.

(iv)       Removing barriers to the exchange of information, including technical information

Although the core business of both the Company and NOK are seal products, they are listed separately and independently as distinct corporations, leading to certain restrictions from the perspective of competition law and other aspects. The Management Integration will resolve such restrictions as well as barriers to exchange of information, including technical information, between the Company and NOK, and in turn is expected to promote and facilitate further research and development throughout the joint holding company group.

(3)	Disadvantages that may arise from the Management Integration

According to the Company and NOK, the three disadvantages that may arise from the Management Integration are as follows.

First, the privatization of the Company will prevent the Company from securing financing from capital markets. Second, an impact on transactions with existing business partners is expected to arise. Third, a certain impact on the recruitment process is also expected to arise.

However, since the joint holding company will be listed as a newly listed company, none of the above three points are expected to have a significant adverse impact. Financing from capital markets through the joint holding company remains possible. Regarding business operations, since the Company will continue to operate as a corporation, at this stage a significant impact on business relationships with existing business partners is unlikely to occur. Since there are no plans to change the Company’s trade name, the Management Integration is unlikely to have any impact on the Company’s social credibility. Considering that the Company is currently recruiting new graduates in Japan throughout the NOK Group, including the Company, it is unlikely that the Management Integration , both before and after its implementation, will have any impact on the Company’s ability to recruit human resources.

Moreover, according to NOK’s explanation, it does not anticipate changes in the treatment of the Company’s employees, restructuring, or large-scale personnel changes after the Management Integration at this stage. Furthermore, in order to materialize the synergies expected to be realized through the Management Integration and to improve the capital generation capacity of the Company and NOK after the integration, after the announcement of the Management Integration, a working group on the evaluation of synergies between the two companies will be established to deliberate on specific measures after the Management Integration.

Following the above, the Company considers that the disadvantages that may arise for the Company from the Management Integration are limited.

(4)	Summary

The above explanations regarding the background and circumstances leading up to the Management Integration and the purpose of the Management Integration, are not particularly unreasonable.

Therefore, the Committee considers that the Management Integration can be evaluated as contributing to the enhancement of the Company’s corporate value, and its purpose is recognized as legitimate and reasonable.

2.	Fairness of the transaction terms of the Management Integration (including the share transfer ratio upon the Share Transfer)

(1)	Appropriateness of the scheme for the Management Integration

NOK proposed a joint share transfer as a method for the Management Integration.

A.	Fairness of the share transfer method

To carry out a share transfer, it is necessary for both the Company and NOK to obtain approval of the share transfer plan through a special resolution of the general meeting of shareholders (Article 804, paragraph 1 and Article 309, paragraph 2(xii) of the Companies Act), and during the procedure for the share transfer, the opportunity for a share purchase request by the dissenting shareholder (Article 806, paragraph 1 of the Companies Act) is secured. Therefore, the general shareholders of the Company and NOK are guaranteed sufficient opportunities to make decisions on the Management Integration, and the dissenting shareholders are also given the opportunity to recover their investments.

In addition, as a result of the Share Transfer, the shareholders of the Company will receive shares in the joint holding company. The share transfer ratio for the Share Transfer is as described in (2) below, and the Company’s shareholders who hold at least one unit of the Company’s shares on the effective date of the Share Transfer will continue to hold at least one unit of the shares in the joint holding company. The joint holding company will undergo “technical listing” on the Prime Market of the Tokyo Stock Exchange on the effective date of the Share Transfer, and the shares of the joint holding company may be sold on the financial instruments exchange market. Although the portion of the shares of the joint holding company for which shares less than one unit are delivered as a result of the Share Transfer cannot be sold on the financial instruments exchange market, the holders of shares less than one unit are guaranteed the opportunity to recover investment by using the system of purchase of shares less than one unit (Article 192, paragraph 1 of the Companies Act) for shares less than one unit.

B.	Evaluation of other methods

Other methods for realizing management integration include (i) a method whereby a share exchange is conducted between NOK and the Company, or (ii) a method whereby NOK makes the Company its wholly-owned subsidiary through a tender offer, and then transfers the Company’s business functions and NOK’s business functions to the holding company through a company split, etc.

The Management Integration aims to further enhance the corporate value of both NOK and the Company by optimizing NOK’s and the Company’s management resources and utilizing them efficiently. However, the methods described in (i) and (ii) are considered indirect methods to achieve this end. A joint share transfer, on the other hand, provides a more rational means of achieving the intended objectives at an earlier stage. In addition, if a method such as a share exchange or making a wholly-owned subsidiary through tender offer is used, externally, it may appear that the Company has been acquired by NOK, which may have a negative psychological impact on various stakeholders such as the Company’s employees, business partners etc..

C.	Summary of the scheme

Based on the purpose of the Management Integration described above and 1. above, the Committee believe that it is a reasonable scheme because there is no particularly unreasonable point in the choice of the joint share transfer as the method of the Management Integration.

(2)	Negotiation status and negotiation policy

A.	Basic negotiation policy

Based on the advice from the Relevant Advisors and the results of the estimate of the share transfer ratio by Mizuho Securities, the Company and the Committee set the basic policy upon discussing and negotiating with NOK is to maximize the interests of general shareholders in light of the Company’s intrinsic value, and the Company and NOK negotiated accordingly. In addition, the contents and policies of the negotiations were discussed among the Company, the Committee, and Relevant Advisors.

B.	Negotiation status

The Company has repeatedly negotiated with NOK on the share transfer ratio since October 1, 2025. The specific circumstances are as follows.

- Initial proposal

By a written document dated October 1, 2025, the Company received a proposal from NOK to allot and deliver common stock of the joint holding company, the wholly owned parent company established by the share transfer, at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 0.90 share of common stock of the joint holding company will be allotted to one share of common stock of the Company.

As the Company is an equity-method affiliate of NOK, there are structural conflicts of interest in the Business Combination. Based on this, the Committee carefully evaluated and discussed the proposal and determined that the proposal cannot be considered to have taken into consideration the interests of the Company’s general shareholders. Accordingly, the Company requested in a written document dated October 3, 2025 to reconsider and re-propose the share transfer ratio.

- Second proposal

In response, NOK re-proposed to the Company in a written document dated October 7, 2025 to allot and deliver the common stock of the joint holding company at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 0.92 share of common stock of the joint holding company will be allotted to one share of common stock of the Company.

The Committee carefully evaluated and discussed the proposal and determined that the share transfer ratio in the proposal was a discount to the share price, as compared to the share price ratios of the Company and NOK on the business day before the date of the proposal, the average for the past month, the average for the past three months, and the average of the past six months, and that the proposal cannot be considered to have taken into consideration the interests of the Company’s general shareholders in light of the Company’s intrinsic value. Accordingly, the Company made a further request in a written document dated October 8, 2025 for a reconsideration and re-proposal.

- Third proposal

In response, NOK re-proposed to the Company in a written document dated October 15, 2025, to allot and deliver the common stock of the joint holding company at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 0.96 share of common stock of the joint holding company will be allotted to one share of common stock of the Company.

The Committee carefully evaluated and discussed the proposal and determined that the proposal still cannot be considered to have taken into consideration the interests of the Company’s general shareholders in light of the Company’s intrinsic value. Accordingly, the Company made a further request in a written document dated October 21, 2025 for a reconsideration and re-proposal.

- Fourth proposal and the Company’s proposal

In response, NOK made a final proposal with maximum compromise to the Company in a written document dated October 23, 2025 to allot and deliver the common stock of the joint holding company at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 1.00 share of common stock of the joint holding company will be allotted to one share of common stock of the Company.

The Committee carefully evaluated and discussed the proposal, and in a written document dated October 27, 2025, it requested that the share transfer ratio be set at 1 to 1.02. In addition, in the response it stated as the reason for this, it is necessary in this case to give further consideration to the interests of the Company’s general shareholders, who are significantly affected by the shareholding ratio.

- Fifth proposal

In response, NOK made to the Company a proposal similar to the fourth proposal in a written document dated October 29, 2025 (namely, to allot and deliver the common stock of the joint holding company at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 1.00 share of common stock of the joint holding company will be allotted to one share of common stock of the Company).

The Committee carefully evaluated and discussed the proposal at the 12th meeting of the Committee on October 30, 2025, in a written document dated November 4, 2025, and the Company responded that it would agree to the proposal on the condition that the content of the management integration agreement is reasonable (hereinafter, share transfer ratio at a ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 1.00 share of common stock of the joint holding company will be allotted to one share of common stock of the Company is referred to as “Share Transfer Ratio.”).

C.	Negotiation policy

Upon receipt of the initial proposal, the Committee convened on October 3, 2025, the Committee confirmed its policy that share transfer ratio that was a discount to the share price, as compared to the share price ratios of the Company and NOK on the business day before the date of the proposal, the average for the past month, the average for the past three months, and the average of the past six months, cannot be considered to have taken into consideration the interests of the Company’s general shareholders in light of the Company’s intrinsic value, and that the Company would request for a reconsideration and re-proposal of the share transfer ratio. In addition, during the Committee meeting on October 24, 2025, the Committee confirmed its policy to conduct the best negotiations to extract a proposal of share transfer ratio of one to 1:00 or more in order to maximize the interests of the Company’s general shareholders.

D.	Evaluation of negotiations

The negotiation process regarding share transfer ratio is as described in A. to C. above. The Company made careful evaluations and engaged in discussions with the Committee and the Relevant Advisors, and obtained confirmation from the Committee before its response, and can be evaluated as having respected the opinions of the Committee to the maximum extent possible.

In addition, the Share Transfer Ratio (1.00 share for one share), which was finally agreed upon, is successfully raising the ratio three times from the share transfer ratio (0.90 for one share) initially proposed by NOK, and can be assessed as a share transfer ratio reached through good faith negotiations. In addition, if the share transfer ratio in NOK’s initial proposal were to be adopted, the shares of the joint holding company would not be delivered depending on the number of the Company’s shares held by the Company’s general shareholders on the effective date of the Share Transfer. In contrast, under the Share Transfer Ratio that was finally agreed upon, the Company’s shareholders who do hold more than one unit of the Company’s shares on the effective date of the Share Transfer can continue to hold at least one share of the joint holding company, allowing them to enjoy the synergies after the Management Integration. This is another factor based on which it can be assessed that the negotiations were conducted with the aim of maximizing the interests of the Company’s general shareholders.

Consequently, the above discussions and negotiations between the Company and NOK regarding the transaction terms, including the share transfer ratio, were recognized as fair negotiations between independent parties, and it is recognized that reasonable efforts were made to ensure that the Management Integration was conducted on the best possible transaction terms for general shareholders, while also increasing corporate value.

(3)	Considerations concerning the share transfer ratio

In order to ensure fairness in the evaluation of the share transfer ratio, the Company and the Committee requested Mizuho Securities, the Company’s financial advisor and a third-party valuation institution, to calculate the share transfer ratio, and on November 7, 2025, the Company obtained from Mizuho Securities a share transfer ratio calculation report (the “Calculation Report”) regarding the calculation results.

A.	Selection of calculation methods and calculation results in the Calculation Report

Following a review of the calculation methods for the share transfer ratio, Mizuho Securities conducted an evaluation of the shares of the Company and NOK by adopting (i) the average market share price method, as both companies are listed on the Prime Market of the Tokyo Stock Exchange and their market share prices are available; (ii) the comparable company method, since there are multiple listed companies that can be compared with both companies, and it is possible to estimate their share value through comparison with these companies; and (iii) the discounted cash flow method (the “DCF method”) in order to reflect the circumstances of future business activities in the valuation.

The results of the calculation range of the share transfer ratio based on the calculation results (the results of calculation range of the share transfer ratio below represent the results of calculation of the number of shares of the joint holding company to be allotted for one share of common stock of the Company where one share of common stock of the joint holding company is allotted for one share of common stock of NOK) are as follows.

Adopted Method	Results of the calculation range of the share transfer ratio
Average market share price method	0.97～1.01
Comparable company method	0.82～1.29
DCF method	0.72～1.34

B.	Calculation based on the average market share price method

In conducting the evaluation using the average market share price method, Mizuho Securities calculated the per-share value of the shares of the Company and NOK with the reference date set as November 7, 2025, the business day immediately preceding the announcement date of the Share Transfer. Specifically, Mizuho Securities calculated the per-share value based on the closing price on the reference date, and the simple average closing price for the past month, the simple average closing price for the past three months, and the simple average closing price for the past six months leading up to the reference date, of the shares of the Company and NOK quoted on the Prime Market of the Tokyo Stock Exchange . Mizuho Securities then calculated the share transfer ratio based on the results.

C.	Calculation based on the comparable company method

Mizuho Securities selected Toyoda Gosei Co., Ltd., and Nifco Inc., as companies that are comparable with NOK, and it selected THK Co., Ltd., Harmonic Drive Systems Inc., Tsubakimoto Chain Co., KITZ Corporation, and Oiles Corporation as companies that are comparable with the Company. Mizuho Securities calculated the per-share value of the shares of the Company and NOK using the EBITDA multiple. Mizuho Securities then calculated the share transfer ratio based on the results.

D.	Calculation based on the DCF method

Mizuho Securities calculated free cash flow based on the following materials: for the Company, the business plan for the four fiscal years from the fiscal year ending March 2026 to the fiscal year ending March 2029, which was prepared by the Company (the “Company Business Plans”), and for NOK, the business plan for the four fiscal years from the fiscal year ending March 2026 to the fiscal year ending March 2029, which was prepared by NOK. Therefore, in order for the calculation to be reasonable, it is important that the business plans or financial forecasts on which the calculation was based were properly prepared.

According to the explanations received by the Committee from the Company, the Company Business Plans were prepared by calculating costs based on the sales plan of each segment of the Company group and accumulating these costs, and were approved at the Company BOD meeting held in April 2025; thereafter, upward revisions were made and reflected in the Company Business Plans on July 25, 2025.

In addition, regarding the process of preparing the Company Business Plans, the Committee confirmed that no individuals related to NOK were involved in the preparation of the Company Business Plans, as each of the plans was prepared by individuals independent of NOK and the content thereof was approved by the Company BOD.

Based on the above, the Committee concluded that NOK’s influence did not intervene in the process of preparing the Company Business Plans or in the important prerequisites therefor; further, it cannot be concluded that there are any unreasonable points in the content of the Company Business Plans.

Then, based on the explanation provided by Mizuho Securities, the Committee recognized as follows:

For NOK, the discount rate applied was the weighted average cost of capital, with a range of from 8.3% to 9.3%. The perpetuity growth method and the exit multiple method were used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 387.032 billion and 542.504 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 3.8 to 4.8 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 292.522 billion and 383.249 billion. In addition, no significant assumptions are applied in calculating the discount rate and the terminal value.

In the financial forecasts assumed by Mizuho Securities for the valuation under the DCF method, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2027, free cash flow is expected to decrease by 40.2% from the previous fiscal year, due to factors such as a temporary increase in capital investment in the seal business. For the fiscal year ending March 31, 2028, operating profit is expected to increase by 43.9% from the previous fiscal year, primarily due to factors such as the impact of increased sales volume resulting from solid sales expansion in the seal and electronic product businesses. However, free cash flow is projected to decrease by 31.9% from the previous fiscal year due to factors such as an increase in working capital. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 164.0% from the previous fiscal year, primarily due to a decrease in capital investment in the electronic product business. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

For the Company, discount rate applied was the weighted average cost of capital, with a range of from 8.4% to 9.4%. The perpetuity growth method and the exit multiple method are used to calculate the terminal value. Under the perpetuity growth method, the perpetuity growth rate was set at 1.5% to 2.5%, taking into consideration the external environment and other factors, and the terminal value has been calculated to be between JPY 139.863 billion and 194.781 billion. Under the exit multiple method, the ratio of EBITDA multiples applicable to corporate value was set at 5.6 to 6.6 times, taking into account the level of listed companies selected by the comparable company analysis, and the terminal value has been calculated to be between JPY 121.180 billion and 147.785 billion. In addition, no significant assumptions are applied in calculating the discount rate and the terminal value.

In the financial forecasts assumed by Mizuho Securities for the valuation under the DCF method, there are fiscal years in which significant fluctuations in earnings or free cash are projected. Specifically, for the fiscal year ending March 31, 2026, operating profit is expected to increase by 37.7% from the previous fiscal year, primarily due to the impact of increased sales volume resulting from strong sales growth in businesses targeting the semiconductor industry, and free cash flow is projected to increase by 44.9% from the previous fiscal year. For the fiscal year ending March 31, 2027, free cash flow is expected to increase by 50.7% from the previous fiscal year, primarily due to a decrease in capital expenditures in businesses targeting the automotive, construction machinery, and marine industries. For the fiscal year ending March 31, 2029, free cash flow is expected to increase by 38.2% from the previous fiscal year, mainly due to a decrease in capital expenditures in the semiconductor industry. The synergies expected to be realized through the implementation of the Management Integration have not been taken into account in the financial forecasts below, nor have they been included in the calculations made by Mizuho Securities based on these forecasts, because it is currently difficult to specifically estimate the impact on earnings.

Mizuho Securities, in calculating the above share transfer ratio, has generally adopted publicly available information and information provided to Mizuho Securities by NOK and the Company as presented, assuming that all materials and information are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information and bears no obligation or responsibility for such verification. Mizuho Securities has not made or obtained any independent assessment or appraisal of the assets and liabilities (including derivative transactions, off-balance sheet assets and liabilities and other contingent liabilities) of both companies or their affiliates, nor has it requested any third-party institution to value or appraise them.

Mizuho Securities assumes that the business plans, financial forecasts and other forward-looking information provided by the companies have been prepared in accordance with reasonable and proper procedures based on the best estimates and judgments currently possible by the management of the companies. Mizuho Securities relies on such information without independently verifying the accuracy, adequacy, and feasibility of the respective business plans. Mizuho Securities’ calculation of the share transfer ratio reflects the information and economic conditions received by Mizuho Securities as of November 7, 2025.

E.	Summary

From the above, the Committee cannot conclude that there are any unreasonable points in the calculation method of the share transfer ratio by Mizuho Securities or the content of the calculation. In addition, based on the explanation provided by Mizuho Securities, the Committee cannot conclude that there are any unreasonable points in any valuation method above and the underlying financial projections and assumptions of both companies (including the explanation regarding the reasonability of the significant fluctuations). Accordingly, the credibility of the Calculation Report is recognized.

Further, because the Share Transfer Ratio is a ratio close to the upper end of the valuation range under the average market share price method by Mizuho Securities and it falls within the valuation range of the comparable company method calculated by Mizuho Securities, and around the median value in the results of calculation conducted by Mizuho Securities using the DCF method by Mizuho Securities, it is evaluated that the Share Transfer Ratio is at a reasonable level in light of the intrinsic value of the shares of the Company.

(4)	Premium level

As described in (2)B. above, the Share Transfer Ratio is the ratio under which one share of common stock of the joint holding company will be allotted to one share of common stock of NOK, and 1.00 share of common stock of the joint holding company will be allotted to one share of common stock of the Company. The per-share value used in calculating the Share Transfer Ratio was calculated as an amount that includes the following premiums or discounts, with the reference date set as November 7, 2025, the business day immediately preceding the announcement date of the Share Transfer: a discount of 0.99 % over the closing price of the shares of the Company as of the reference date, i.e., November 7, 2025, the business day immediately preceding the announcement date of the Share Transfer; a discount of 0.99 % over the simple average closing price for the past month; a discount of 0.00 % over the simple average closing price for the past three months; a premium of 3.09 % over the simple average closing price for the past six months; and a premium of 8.70 % over the simple average closing price for the past 12 months (rounded to the second decimal place; hereinafter the same with respect to premium rates and discount rates).

In order to evaluate the fairness of the aforementioned premium rate or discount rate related to the Share Transfer Ratio, the Committee requested Mizuho Securities to provide data on the premium levels under joint share transfers published in or after 2002, excluding the following transactions: transactions canceled between the publication date and the effective date, joint share transfers between banks, and shares transfers in which the ratio of the total market value of one of the wholly-owned subsidiaries resulting from the share transfer to the total market value of the other is not less than 5 times (56 transactions in total after the exclusion; “Comparable Transactions”).

According to the data provided, the median premium levels under these Comparable Transactions are as shown in the table below.

<Table: Premiums in the 56 Comparable Transactions>

Premium	Median value
Closing price on the immediately preceding day	2.8%
Average closing price for the past month up to the immediately preceding day	3.1%
Average closing price for the past three months up to the immediately preceding day	3.2%
Average closing price for the past six months up to the immediately preceding day	3.1%
Average closing price for the past year up to the immediately preceding day	2.5%

The Committee believes that it is more useful to consider the share prices of the Company based on the past share prices of the Company over a longer period of time, such as the past 12 months in addition to the past six months, rather than solely relying on more recent share prices, such as those from the past month and the past three months as a basis for comparison.

This is because the Nikkei Stock Average has been rising significantly recently, and also because of the upward trend in the Company’s share pries, marking high volatility, as represented by the fact that its closing price on October 27, 2025, the day nine business days preceding the announcement date, recorded the highest price since the beginning of the year.

Consequently, the premium over the simple average closing price for the past six months is at nearly the same level as the premium levels observed in Comparable Transactions. Furthermore, when assessed against the premium over the simple average closing price for the past 12 months, it exceeds the median premium level of Comparable Transactions. Although the Share Transfer Ratio falls below the median premium levels of Comparable Transactions when compared to the closing price on the day immediately preceding the announcement date, as well as the simple average closing prices for the past one month and past three months, the difference is minimal.

Accordingly, the premium underlying the Share Transfer Ratio can be evaluated as being at a level that is not inferior when compared with Comparable Transactions.

(5)	Summary

In comprehensively considering the above, it can be concluded that, in light of the purpose of the Management Integration, the choice of the scheme of the joint share transfer is fair and reasonable and the negotiation process of the Management Integration will not give rise to any doubts, and that the premium level underlying the share transfer ratio is not unreasonable for general shareholders.

Accordingly, it is concluded that the fairness of transaction terms is ensured in the Management Integration terms, including the share transfer ratio, from the perspective of the Company’s general shareholders.

3.	Fairness of the procedures related to the Management Integration

The Company implements the following measures from the perspective of ensuring the fairness of procedures related to the Management Integration, eliminating arbitrariness in the decision-making process leading up to the decision to implement the Management Integration, and avoiding conflicts of interest. Based on the circumstances recognized by the Committee, the explanations received from the Company, and the Materials, and comprehensively considering these factors, the interests of the Company’s general shareholders through fair procedures are considered to have been given sufficient consideration in the Management Integration.

(1)	Establishment of an independent special committee

A.	Timing of establishment

On June 20, 2025, the Company received a proposal for the Management Integration from NOK and began specific examination, as well as discussions and negotiations with NOK, regarding the benefits and disadvantages of implementing the Management Integration. The Company resolved to establish the Committee during the Company BOD meeting held on June 25, 2025, immediately after the receipt of the above proposal, and the first meeting of the Committee was held on June 25, 2025.

Therefore, it can be stated that the Committee was involved in the Transaction overall from an early stage of the process of formulating the transaction terms (M&A Guidelines 3.2.4.1).

B.	Committee composition and independence

The Company BOD selected five Committee members, Takashi Koike, Risa Yamasawa, Katsuhiko Shono, and Masako Sakaguchi (independent outside directors of the Company), as well as Masahiko Yasuda (an outside expert), all of whom are independent from the Company and NOK, and do not have a significant interest in the Transaction that differs from general shareholders’.

Since four of the above committee members are directors of the Company, they have a certain amount of knowledge relating to the Company’s business, and they can be expected to make use of the experience and insight they have cultivated so far regarding the Management Integration. In addition, Mr. Yasuda has extensive experience in M&A transactions, including the Management Integration, as a certified public accountant, and is expected to contribute by utilizing such experience and insight.

In other words, it can be stated that the members of the Committee are independent and have been selected with due consideration for their attributes and expertise (M&A Guidelines 3.2.4.2).

C.	Involvement in the negotiation process

As described in “1. Circumstances Leading to the Inquiry Matters with the Committee” in “Part 3 Methods of Investigation and Examination,” when establishing the Committee, the Company BOD determined that it shall make its own decision in a manner that respects, to the maximum extent possible, the decision of the Committee regarding the Transaction. In particular, the Company BOD resolved that if the Committee determines that the Management Integration is detrimental to the general shareholders of the Company, it shall not support the Management Integration; and that when making a report on the Inquiry Matters, the Committee shall be granted the authority to nominate or approve (including subsequent approval) advisors as necessary or the authority to receive professional advice from the advisors after appointing the Committee’s own advisors; the authority to appoint an individual to assist the Committee in its duties at the Company’s expense; the authority to request that the Company’s directors, employees, and other persons deemed necessary by the Committee attend Committee meeting; and the authority to negotiate the terms and conditions of the Management Integration or to give instructions to the Company regarding the negotiations as necessary.

Furthermore, as described in (2)B. above, in the course of actual discussions and negotiations, the Committee received from the Company timely reports on the progress and results in relation to NOK’s proposals, and the Committee provided instructions and requests to the Company. Further, after soliciting opinions from each advisor, each member of the Committee expressed its opinions in a timely and appropriate manner at important phases, and the Committee itself advised the Company on the transaction terms that the Committee deemed appropriate. The Company thereafter negotiated with NOK in accordance with the policy considered by the Committee.

In this manner, it can be stated that the Committee has been substantially involved in the negotiation process with NOK on the transaction terms (M&A Guidelines 3.2.4.4).

D.	Grant of authority to appoint outside advisors

As described in “1. Circumstances Leading to the Inquiry Matters with the Committee” in “Part 3 Methods of Investigation and Examination,” the Company determined that if it is deemed necessary in evaluating the Inquiry Matters, the Committee may appoint its own lawyers, accounting institutions, certified public accountants, and other advisors at the Company’s reasonable expense in order to ensure that appropriate decisions are made regarding the Transaction. In addition, the Committee confirmed that it would obtain professional advice from N&A and Mizuho Securities, independent advisors appointed by the Company, as necessary, and actually received such professional advice from time to time.

In this manner, it can be stated that from the perspective of enhancing the corporate value of the Company and seeking the interests of general shareholders, the Committee has obtained the professional advice and opinions of each of the above advisors in a timely manner during the evaluation process regarding the Transaction, and has secured a system for carefully evaluating and discussing the benefits and disadvantages of the Management Integration, the appropriateness of the transaction terms of the Transaction including the share transfer ratio, and the fairness of the procedures in the Transaction (M&A Guidelines 3.2.4.5).

E.	Handling of the Committee’s decisions at the Company’s Board of Directors

When establishing the Committee, the Company BOD determined that it shall make its own decision in a manner that respects, to the maximum extent possible, the decision of the Committee regarding the Transaction, and in particular, if the Committee determines that the transaction terms of the Management Integration are inappropriate, it shall not support the Management Integration under its transaction terms.

In this manner, it can be stated that the Board of Directors has secured a system that allows the Board of Directors to make decisions in a manner that respects, to the maximum extent possible, the opinions of the special committee regarding the Transaction (M&A Guidelines 3.2.5).

F.	Obtaining information

The Committee received an explanation from NOK on the background, significance, and purpose of the Management Integration, the expected impact of the Transaction, the structure and terms and conditions of the Transaction, and the management structure and management policy of the joint holding company after the Management Integration, and conducted a Q&A session.

In addition, the Committee received an explanation from the Company on the Company’s evaluation of the content of NOK’s proposal, the contents of the Company Business Plans based on Mizuho Securities’ calculation of the share transfer ratio, and matters related to the content of NOK’s proposal, and held a Q&A session. Further, it also received an explanation of the results of due diligence conducted by the legal, accounting, and tax advisors described in (3) a. to c. below. After questioning, the Committee confirmed their content, and based on the relevant content, verified the Management Integration, including the rationality of NOK’s proposals.

In this manner, it can be stated that the Committee has established a system that allows the Committee to obtain material information, including non-public information, and to examine and decide based on it, and that it has been operating in accordance with the system (M&A Guidelines 3.2.4.6).

G.	Remuneration

The Company BOD has resolved to pay each member of the Committee an amount of remuneration in accordance with the period of establishment of the Committee, regardless of the content of the report, as compensation for his/her duties.

In this manner, given that remuneration that allows the special committee to properly fulfill its role in the consideration of the Transaction, is to be paid to the members who are outside directors, separate from the officer’s remuneration originally scheduled to be paid, regardless of the outcome of the Transaction, it can be stated that this facilitated the members of the Committee to make time and labor commitments, and created an environment for making decisions from a standpoint independent from the outcome of the Transaction (M&A Guidelines 3.2.4.7).

H.	Summary

As mentioned in A. to G. above, it is recognized that a special committee with independence has been established to evaluate the Management Integration, after taking into consideration the points indicated in the M&A Guidelines regarding methods to enhance the effectiveness of the special committee, and that this has been functioning effectively.

(2)	Company’s internal review system

When evaluating the Transaction, the Company has established a system within the Company to evaluate, negotiate, and make decisions related to the Transaction from a standpoint independent from NOK and the outcome of the Management Integration from the perspective of eliminating structural conflicts of interest, and such evaluation system is composed only of officers and employees who are recognized as independent from NOK and the outcome of the Management Integration, and all of which continues to date of preparation of this report. During the Company BOD meeting, all directors participated in the deliberations and resolutions related to the Transaction after confirming that none of the Company’s directors has any conflict of interest under the Companies Act or any special interest relationship.

Based on the above, it cannot be concluded that these directors of the Company have a conflict of interest regarding the Transaction or any special interest as defined in the Companies Act.

In this manner, it can be stated that an internal evaluation system independent from NOK, as well as a system that does not involve interested directors in the evaluation and negotiation process of the Transaction, was in place when evaluating and negotiating the Transaction (M&A Guidelines 3.2.6).

(3)	Independent professional advice from outside experts

A.	Advice from legal advisor

On March 18, 2025, the Company appointed N&A as a legal advisor independent from the Company, NOK, and the outcome of the Management Integration. It is recognized that the Company received necessary legal advice from N&A regarding the methodology and process of decision-making by the Company BOD, including various procedures related to the Management Integration, and other points to be noted, from an early stage of evaluation of the Management Integration.

The Committee confirmed that N&A has experience in handling many M&A projects of the same type as the Management Integration and has expertise in this area and that there were no issues regarding N&A’s independence from the Company and NOK or their respective group companies. Thereafter, the Committee obtained professional advice from N&A as necessary (M&A Guidelines 3.3.1).

The Committee also received a legal due diligence report from N&A, received an explanation of the results of the legal due diligence, and confirmed its content after conducting a Q&A session.

B.	Obtaining advice from the financial advisor and third-party valuation institution

On May 12, 2025, the Company appointed Mizuho Securities as a financial advisor independent from the Company, NOK, and the outcome of the Management Integration. It is recognized that the Company received necessary advice regarding negotiation policy, transaction terms, and other matters from Mizuho Securities regarding the methodology and process of decision-making by the Company BOD, including various procedures related to the Management Integration and other points to be noted from an early stage of evaluation of the Management Integration.

Further, the Committee confirmed that Mizuho Securities has experience in handling many M&A projects of the same type as the Management Integration and has expertise in this area, and that there were no issues regarding Mizuho Securities’ independence from the Company and NOK or their respective group companies. Thereafter, the Committee obtained professional advice from Mizuho Securities as necessary.

In addition, the Committee requested Mizuho Securities to calculate the share transfer ratio, and on November 7, 2025, the Company obtained the Calculation Report. The Calculation Report is recognized as a valuation report from an independent third party valuation advisor.

C.	Obtaining advice from the accounting and tax advisor

On June 2, 2025, the Company appointed EY Strategy and Consulting Co., Ltd. as an accounting advisor independent from the Company, NOK, and the outcome of the Management Integration.

Further, the Committee also received a financial due diligence report from EY Strategy and Consulting Co., Ltd., received an explanation of the results of the financial due diligence, and confirmed its content after conducting a Q&A session.

On June 2, 2025, the Company appointed Ernst & Young Tax Co. as a tax advisor independent from the Company, NOK, and the outcome of the Management Integration.

The Committee also received a tax due diligence report from Ernst & Young Tax Co., received an explanation of the results of the tax due diligence, and confirmed the content after questioning the Committee.

(4)	Securing opportunities for acquisition offers from other acquirers (market check)

In the Share Transfer, there is a period of approximately 11 months between the announcement of the Management Integration and October 1, 2026, which is the scheduled effective date of the Share Transfer.

Further, the general meeting of shareholders where the resolution to approve or not approve the share transfer plan related to the Share Transfer is scheduled to be held in June 2026, allowing for a period of approximately 8 months from the announcement. Accordingly, in addition to ensuring adequate time and opportunity for the Company’s general shareholders to make appropriate decisions regarding their approval or disapproval of the share transfer plan related to the Share Transfer, the Company has also secured opportunities for persons or entities other than NOK (the “Competing Offerors”) to make counter-acquisitions etc. for the Company’s shares.

In addition, the Management Integration agreement includes a transaction protection clause stipulating that, on or after the execution date of the Management Integration agreement, neither the Company nor NOK shall propose to or solicit a third party for merger, share exchange, share transfer, partial share exchange, company split, business transfer, management integration, business alliance, issuance or disposal of shares, etc. tender offer for issued shares, etc., or any other similar transactions, which may contradict or conflict with the Management Integration in material respects or hinder the purpose of the Business Combination (“Conflicting Transactions”). However, under the said clause of the Management Integration agreement, if the Company or NOK receives a bona fide offer for Conflicting Transactions from a third party at least 14 days prior to the effective date of the Share Transfer, the Company or NOK shall not be prevented from providing information to the third party or engaging in discussions and negotiations with the third party to the extent reasonable and necessary for its directors to fulfill their duty of due care of a prudent manager. Furthermore, the Management Integration agreement also includes a “fiduciary out” clause, which provides that in this case, the party that has received an offer for the Conflicting Transactions may immediately terminate the Management Integration agreement if, as a result of good faith discussions to be initiated by the party that has received the offer for the Conflicting Transactions after notifying the counterparty to the Management Integration agreement of receipt of that offer and the contents of the offer to the extent that it does not breach relevant laws and regulations, etc., the Committee reasonably determines that it will withdraw the contents of the Recommendation and that not responding to the offer for the Conflicting Transactions would result in a breach by the Company’s directors of their duty of due care of a prudent manager. In addition, the Company shall not be obligated to pay damages or penalties in such circumstances.

In light of the aforementioned transaction protection clause in the Management Integration agreement, it can be assessed that even if such clause is provided, it will not hinder the effectiveness of the Company’s implementation of indirect market checks.

Based on the above circumstances, it is possible to assess that so-called indirect market checks will be carried out in the Management Integration (M&A Guidelines 3.4).

During the course of the evaluation of the Management Integration, the Company has not conducted active market checks, such as investigating or evaluating the presence of potential Competing Offerors in the market. Needless to say, NOK holds 32.03% of the Company’s shares, and given that the Company and NOK have a collaborative relationship as a group and throughout the business, there is practically no need to conduct active market checks, as there are no alternatives to the Transaction.

In addition, in light of the fact that active market checks generally raise concerns about the inhibiting effect on M&A and issues from the perspective of information leakage through the active market check process, and that other fairness guarantee measures have been appropriately taken regarding the Management Integration procedures, we believe that the failure to conduct active market checks does not harm the fairness of the Management Integration procedure.

(5)	Establishment of a majority-of-minority condition

In the Management Integration agreement, the failure to gather votes equivalent to the majority of the minority in the special resolution of the general meeting of shareholders to approve the share transfer plan related to the Share Transfer was not established as a valid reason for the termination of the Management Integration agreement.

However, even in the M&A Guidelines, the adoption of the majority-of-minority condition is not prescribed as mandatory condition. This is partly due to the concerns pointed out by the M&A Guidelines about the possible deterrence of value-creating M&A transactions in cases where an acquiring party holds a large number of shares of the target company, such as an acquisition of a controlled company by the controlling shareholder. Regarding the implementation of the Share Transfer, although adoption of the majority-of-minority condition is not prescribed as a mandatory condition, sufficient measures to ensure fairness have been taken apart from the establishment of a majority-of-minority condition. Accordingly, sufficient consideration is considered to have been given to the interests of the Company's general shareholders.

Therefore, it is believed that the absence of a majority-of-minority condition in the Management Integration agreement does not impair the fairness of the procedures of the Management Integration (M&A Guidelines 3.5).

(6)	Enhancement of the provision of information and improvement of process transparency

The following information will be disclosed in the Company’s disclosure materials at the time of the timely disclosure relating to the Management Integration: (i) information regarding the independence and professional expertise of the members of the Committee; (ii) the content of the resolution of the Company’s BOD to respect the opinions of the Committee to the maximum extent possible; (iii) information regarding the progress of the Committee’s deliberations and the Committee’s substantial involvement in negotiations between the Company and NOK; (iv) the content of the Recommendation and the reasons therefor; and (v) the fact that the members of the Committee are receiving remuneration, separate from remuneration for officers, in accordance with the period of establishment of the Committee regardless of the content of the report. Further, because the Management Integration is a transaction that falls under Rule 441, paragraph 1, item (3) of the Securities Listing Regulations, it is necessary to disclose this report obtained from the special committee as an attachment at the time of the above timely disclosure in accordance with Rule 441, paragraph 2. Therefore, it can be evaluated that the information required by the M&A Guidelines will be fully disclosed with respect to the Committee (M&A Guidelines 3.6.2.1).

Further, the following information will be disclosed in the Company’s disclosure materials: (i) information regarding valuation methodologies and the process for calculating the Company’s share transfer ratio based on these valuation methodologies, as set forth the Calculation Report obtained by the Company’s BOD from Mizuho Securities and (ii) the fact that Mizuho Securities is independent from NOK and has no significant interests in NOK. Further, as stated above, under the Transaction, the circumstances leading to the implementation of the Management Integration and the process of negotiations will also be disclosed in the Company’s disclosure materials for the purpose of timely disclosure; furthermore, the Report shall also be disclosed as an attachment at the time of the timely disclosure. Therefore, it can be evaluated that the information required by the M&A Guidelines will be fully disclosed to the Company’s general shareholders (M&A Guidelines 3.6.2.2 and 3.6.2.3).

(7)	Presence/absence of coerciveness

Since the Transaction involves share transfer, the following opportunities are legally secured for shareholders who object to the proposal to approve the share transfer plan: (i) an opportunity for a dissenting shareholder to demand that the Company purchase the shares that the shareholder holds (Article 806, paragraph 1) of the Companies Act) and (ii) an opportunity to file a petition for the court to determine the price based on the share purchase request (Article 807, paragraph 2 of the Companies Act).

Further, the fact that the Transaction will be implemented through a share transfer will also be disclosed.

Therefore, there are no circumstances in which any coercion of the Company’s general shareholders is suspected regarding the Share Transfer (M&A Guidelines 3.7).

(8)	Summary

Based on the analysis conducted in (1) to (7) above, it can be concluded that the necessary and sufficient measures to ensure fairness have been taken for the Management Integration from both perspectives indicated in the M&A Guidelines 2.4: the perspective of ensuring a situation substantially equivalent to an arm’s length transaction in the process of formulating the transaction terms and the perspective of ensuring that the Company’s general shareholders have an opportunity to make an appropriate decision based on sufficient information.

Therefore, it is recognized that the evaluation of the Management Integration was conducted with sufficient consideration for the interests of the Company’s general shareholders through fair procedures.

4.	Whether the Management Integration is fair to general shareholders

Taking into account all the aforementioned points, the Management Integration will contribute to the enhancement of the Company’s corporate value, and its purpose is also legitimate and rational (1. above). Further, it is recognized that fairness has been ensured regarding the transaction terms of the Management Integration (including the share transfer ratio upon the Share Transfer) (2. above). In addition, as fairness of the procedures related to the Management Integration has also been ensured (3. above), it is concluded that conducting the Management Integration is fair to the Company’s general shareholders.

5.	Conclusion

Based on the above, the Committee hereby provides a report on the Inquiry Matters as described in Part 2 above.

End.

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